Diguang International Development Co., Ltd. Announces Annual Meeting of Stockholders

SHENZHEN, China, Sept. 18 - Diguang International Development Co., Ltd. (OTC Bulletin Board: DGNG) ( the ''Company" or " Diguang'') today announced that the Company will hold its 2008 Annual Meeting of Stockholders at 10:00 a.m., on Friday, November 28 (Local Time), 2008, at its offices located at 23/F, Building A, Galaxy Century, No.3069 Caitian Road, Futian District, Shenzhen, P.R. China, Post Code: 518026.

Stockholders of record as of the close of business on October 15, 2008 are entitled to notice of and to vote at the 2008 Annual Meeting of Stockholders.

About Diguang International Development Co., Ltd.

Diguang, through its subsidiaries, specializes in the research, development, production, sale and distribution of backlights and backlight technologies. A backlight is the typical light source of a liquid crystal display (LCD). The Company is focused on providing LED and CCFL backlights for international producers of televisions, monitors, cellular phones, digital cameras, DVDs and other home appliances. Diguang currently develops an average of approximately 50 new products per month. Diguang is a Nevada corporation with its manufacturing subsidiary located in Shenzhen, PRC, and its sales and marketing subsidiary located in the British Virgin Islands.

Safe Harbor Statements
This press release contains forward-looking statements made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements are based upon the current plans, estimates and projections of Diguang's management and are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. Therefore, you should not place undue reliance on these forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: general business conditions in the Company’s industry, business conditions in China, weather and natural disasters, changing interpretations of generally accepted accounting principles; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which Diguang is engaged; fluctuations in customer demand; management of rapid growth; intensity of competition from other providers of backlights and general lighting products; timing approval and market acceptance of new product introductions; general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks, including but not limited to risks outlined in the Company's periodic filings with the U.S. Securities and Exchange Commission. Diguang does not assume any obligation to update the information contained in this press release.

For more information, please contact:
Viola Tse, Investor Relations
Diguang International Development Co., Ltd.
Tel:	+1-626-593-5486

Investor Relations Contact:
Sean Collins, Senior Partner
CCG Investor Relations
Tel:	+1-310-477-9800 x202
Web:	http://www.ccgir.com